Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Final Results of Any and All Tender Offer and Maximum Payment Amounts for Pending Maximum Tender Offers

MINNEAPOLIS (April 11, 2016) — Target Corporation (“Target”) (NYSE:TGT) today announced that, pursuant to its previously announced tender offers to purchase for cash certain of its outstanding debt securities, $564,830,000 in aggregate principal amount of its 6.500% Notes due 2037 (the “Any and All Notes”) were validly tendered and not validly withdrawn prior to the expiration of the Any and All Tender Offer (as defined below) at 5:00 p.m., New York City time, on April 8, 2016, according to the information provided by Global Bondholder Services Corporation, the tender and information agent for such tender offers. All of such Any and All Notes have been accepted for purchase. Target expects to make payment for the applicable Any and All Notes in same-day funds today, April 11, 2016.

The tender offers consist of three separate groups of offers (collectively, the “Tender Offers”) on the terms set forth in the offer to purchase, the related letter of transmittal and, if applicable, the related notice of guaranteed delivery, each dated April 4, 2016 (as they may be amended or supplemented, the “Offer Documents”), with (i) the Tender Offer to purchase any and all (the “Any and All Tender Offer”) of the Any and All Notes, (ii) Tender Offers to purchase up to the Long-Dated Notes Maximum Payment Amount (as defined below) of the Long-Dated Notes (as defined in the Offer Documents), and (iii) Tender Offers to purchase up to the Short-Dated Notes Maximum Payment Amount (as defined below) of the Short-Dated Notes (as defined in the Offer Documents, and together with the Long-Dated Notes, the “Maximum Tender Offer Notes”). Target refers investors to the Offer Documents for the complete terms of the Tender Offers.

Each of the Maximum Tender Offers is subject to an applicable maximum payment amount. The “Long-Dated Notes Maximum Payment Amount” applies to the Long-Dated Notes and has been set at $180,335,649. Such Long-Dated Notes Maximum Payment Amount is equal to $1,000,000,000 less $819,664,351 (rounded to the nearest dollar), the aggregate Total

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Target Corporation Announces Final Results of Any and All Tender Offer and Maximum Payment Amounts for Pending Maximum Tender Offers – Page 2 of 3

Consideration (as defined in the Offer Documents) for the Any and All Notes validly tendered and accepted for purchase. The “Short-Dated Notes Maximum Payment Amount” applies to the Short-Dated Notes and has been set at $800,000,000.

As previously announced, the Maximum Tender Offers will expire at 11:59 p.m., New York City time, on April 29, 2016, unless extended or earlier terminated. Holders of Maximum Tender Offer Notes must validly tender and not validly withdraw their Maximum Tender Offer Notes at or prior to 5:00 p.m., New York City time, on April 15, 2016, the “Early Tender Date,” unless extended or earlier terminated to be eligible to receive the Total Consideration, which is inclusive of the Early Tender Payment (as defined in the Offer Documents).

Information Relating to the Tender Offers

Copies of the offer to purchase, letter of transmittal and notice of guaranteed delivery are available at the following web address: http://www.gbsc-usa.com/Target/. Holders may also obtain a copy of the Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 470-3900 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any of the debt securities included in the Tender Offers (collectively, the “Securities”) is making any recommendation as to whether holders should tender any Securities in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Securities, and, if so, the principal amount of Securities to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Securities. The full details of the Tender Offers for the

Target Corporation Announces Final Results of Any and All Tender Offer and Maximum Payment Amounts for Pending Maximum Tender Offers – Page 3 of 3

Securities, including complete instructions on how to tender Securities, are included in the Offer Documents. Holders are strongly encouraged to read carefully the Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,793 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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